EXHIBIT 99.1

[LOGO OF DOVER INVESTMENTS CORPORATION]

100 Spear Street, Suite 520

San Francisco, California 94105

(415) 777-0414

(415) 777-0960 (Fax)

FOR IMMEDIATE RELEASE

CONTACT:

Erika Kleczek

Dover Investments Corporation

(415) 777-0414

DOVER INVESTMENTS CORPORATION RECEIVES GOING PRIVATE PROPOSAL

San Francisco, California (January 27, 2004) – Dover Investments Corporation (OTC Bulletin Board:DOVRA/DOVRB) announced today that it has received a proposal from The Lawrence Weissberg Revocable Living Trust, the Company’s majority stockholder, to take the Company private in a transaction in which all stockholders of the Company (other than the Trust and others who join the Trust in taking the Company private) would receive $24.50 in cash for each share of the Company (the “Shares”) that they own. This per share price is approximately 25.2% and 30.4% higher than the $19.57 average sale price for a share of Class A Common Stock and $18.79 average sale price for a share of Class B Common Stock, respectively, from July 1, 2003 through January 16, 2004 (in each case as reported by the OTC Bulletin Board).

A special committee of independent directors will evaluate the proposal. The special committee has been granted the full authority of the Board of Directors of the Company to evaluate the Trust’s proposal. The Board of Directors expects that the special committee will engage its own financial advisor and legal counsel in connection with the proposed transaction.

ADDITIONAL INFORMATION

This communication is for informational purposes only. It does not constitute a solicitation/recommendation statement under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). If the Lawrence Weissberg Revocable Living Trust (the “Trust”) commences a tender offer in accordance with the rules and regulations of the SEC, the Company will file a solicitation/recommendation statement in response to that tender offer. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the solicitation/recommendation statement (when available) and other documents filed by the Company or the Trust with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the solicitation/recommendation statement, once available, and other filings by the Company with the SEC may also be obtained by directing a request to the Dover Investments Corporation, 100 Spear Street, Suite 520, California 94105, Attention: Erika Kleczek, Telephone: (415) 777-0414.

ABOUT DOVER INVESTMENTS CORPORATION

The Company engages primarily in residential real estate development in the San Francisco Bay

Area. For the first nine months of 2003, the Company reported net sales of $31,754,000, net income of $2,294,000 and basic earnings per share of $1.74. For 2002, the Company reported net sales of $14,038,000, net income of $1,003,000 and basic earnings per share of $.076.

On January 27, 2004, the Trust beneficially owned approximately 43.0% of the outstanding Class A Common Stock of the Company and approximately 78.8% of the outstanding Class B Common Stock of the Company, collectively representing approximately 70.2% of the aggregate voting power of the Company’s outstanding common stock.

SAFE HARBOR

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business operations and financial condition. The words or phrases “can be”, “may affect”, “may depend”, “expect”, “believe”, “anticipate”, “intend”, “will”, “estimate”, “project” and similar words and phrases are intended to identify such forward-looking statements. These statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. Such forward-looking statements reflect the current views of the Company with respect to future events, the outcome of which is subject to various known and unknown risks and uncertainties and the Company cautions you that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, in addition to those discussed herein, some of which are beyond the Company’s control, including (i) the continued impact of the terrorist attacks against the United States on September 11, 2001, (ii) changes in general and local economic conditions, (iii) consumer confidence and housing demand, (iv) competition, (v) changes in government regulations affecting the Company’s operations, (vi) the availability and cost of land, materials and labor, (vii) conditions in the capital, credit and homebuilding markets, (viii) unanticipated adverse litigation results or effects, and (ix) other factors, risks and uncertainties more specifically set forth in the Company’s public filings with the Securities and Exchange Commission. All such forward-looking statements are current only as of the date on which such statements were made. The Company does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.